PRESS RELEASE
COMCAST REPORTS 1st QUARTER 2024 RESULTS
PHILADELPHIA - April 25, 2024… Comcast Corporation (NASDAQ: CMCSA) today reported results for the quarter ended March 31, 2024.
“Our team is continuing to execute exceptionally well in a dynamic and competitive marketplace," said Brian L. Roberts, Chairman and Chief Executive Officer of Comcast Corporation. “We delivered double-digit growth in Adjusted EPS and free cash flow while returning $3.6 billion to shareholders, investing aggressively in our businesses, and maintaining our strong balance sheet. We grew broadband ARPU over 4%, delivered 7% revenue growth in our connectivity businesses, and expanded our Adjusted EBITDA margin across Connectivity & Platforms. In Studios, following a record year with eight Oscars including Best Picture, our film group continues to leverage our incredible IP with hits like Kung Fu Panda 4; and Peacock remains one of the fastest growing domestic streamers with impressive acquisition, retention and engagement trends. Overall, I am proud of our ability to consistently perform at the highest levels and continue to position the company for long-term growth."

($ in millions, except per share data)
	1st Quarter
Consolidated Results	2024	2023	Change

Revenue	$30,058	$29,691	1.2%
Net Income Attributable to Comcast	$3,857	$3,834	0.6%
Adjusted Net Income[1]	$4,171	$3,877	7.6%
Adjusted EBITDA[2]	$9,355	$9,415	(0.6%)
Earnings per Share[3]	$0.97	$0.91	6.5%
Adjusted Earnings per Share[1]	$1.04	$0.92	13.9%
Net Cash Provided by Operating Activities	$7,848	$7,228	8.6%
Free Cash Flow[4]	$4,538	$3,800	19.4%

For additional detail on segment revenue and expenses, customer metrics, capital expenditures, and free cash flow, please refer to the trending schedule on Comcast’s Investor Relations website at www.cmcsa.com.
1st Quarter 2024 Highlights:
•Adjusted EPS increased 13.9% to $1.04; Generated Free Cash Flow of $4.5 Billion
•Total Return of Capital to Shareholders Increased 13.5% to $3.6 Billion Through a Combination of $1.2 Billion in Dividend Payments and $2.4 Billion in Share Repurchases
•Connectivity & Platforms Adjusted EBITDA Increased 1.5% to $8.2 Billion and Adjusted EBITDA Margin Increased 30 Basis Points to 40.5%. Excluding the Impact of Foreign Currency, Connectivity & Platforms Adjusted EBITDA Increased 1.3% and Adjusted EBITDA Margin Increased 50 Basis Points
•Domestic Broadband Average Rate Per Customer Increased 4.2%, Driving Domestic Broadband Revenue Growth of 3.9% to $6.6 Billion
•Domestic Wireless Customer Lines Increased 21% Compared to the Prior Year Period to 6.9 Million, Including Net Additions of 289,000 in the First Quarter
•Kung Fu Panda 4 Debuted in March and Grossed Over $480 Million in Worldwide Box Office Year-to-Date, Contributing to the Panda Franchise's Cumulative Total of $2.3 Billion. Oppenheimer Won 7 Oscars at the Academy Awards, Began Streaming Exclusively on Peacock Beginning in February and Was the Most Watched Pay 1 Movie in Peacock's History
•Peacock Paid Subscribers Increased 55% Compared to the Prior Year Period to 34 Million, Including Net Additions of 3 Million in the First Quarter. Peacock Revenue Increased 54% to $1.1 Billion; Adjusted EBITDA Improved Compared to the Prior Year Period and Also on a Sequential Basis

1st Quarter Consolidated Financial Results
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Revenue increased 1.2% compared to the prior year period. Net Income Attributable to Comcast was consistent with the prior year period. Adjusted Net Income increased 7.6%. Adjusted EBITDA was consistent with the prior year period.

Earnings per Share (EPS) increased 6.5% to $0.97. Adjusted EPS increased 13.9% to $1.04.

Capital Expenditures decreased 1.3% to $2.6 billion. Connectivity & Platforms’ capital expenditures decreased 3.8% to $1.9 billion, reflecting lower spending on customer premise equipment, scalable infrastructure and support capital, partially offset by higher investment in line extensions. Content & Experiences' capital expenditures increased 3.8% to $676 million, primarily driven by investment in Theme Parks, which continues to reflect significant spending due to the construction of Epic Universe theme park in Orlando, which is scheduled to open in 2025.

Net Cash Provided by Operating Activities was $7.8 billion. Free Cash Flow was $4.5 billion.

Dividends and Share Repurchases. Comcast paid dividends totaling $1.2 billion and repurchased 56.0 million of its shares for $2.4 billion, resulting in a total return of capital to shareholders of $3.6 billion.

Connectivity & Platforms

($ in millions)				Constant Currency Change[5]
	1st Quarter
	2024	2023	Change

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$17,868	$17,869	—%	(0.8%)
Business Services Connectivity	2,407	2,283	5.4%	5.4%
Total Connectivity & Platforms Revenue	$20,275	$20,153	0.6%	(0.1%)

Connectivity & Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$6,852	$6,762	1.3%	1.1%
Business Services Connectivity	1,366	1,332	2.6%	2.6%
Total Connectivity & Platforms Adjusted EBITDA	$8,218	$8,093	1.5%	1.3%

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	38.3%	37.8%	50 bps	60 bps
Business Services Connectivity	56.7%	58.3%	(160) bps	(160) bps
Total Connectivity & Platforms Adjusted EBITDA Margin	40.5%	40.2%	30 bps	50 bps

Change percentages represent year/year growth rates. Change in Adjusted EBITDA margin is presented as year/year basis point changes.

Revenue for Connectivity & Platforms was consistent with the prior year period. Adjusted EBITDA increased due to growth in Residential Connectivity & Platforms Adjusted EBITDA and Business Services Connectivity Adjusted EBITDA. Adjusted EBITDA margin increased to 40.5%.

(in thousands)			Net Additions / (Losses)

			1st Quarter
	1Q24	1Q23	2024	2023
Customer Relationships
Domestic Residential Connectivity & Platforms Customer Relationships	31,555	31,826	(94)	(34)
International Residential Connectivity & Platforms Customer Relationships	17,782	18,051	(65)	111
Business Services Connectivity Customer Relationships	2,634	2,630	(7)	5
Total Connectivity & Platforms Customer Relationships	51,971	52,507	(166)	82

Domestic Broadband
Residential Customers	29,693	29,815	(55)	3
Business Customers	2,495	2,508	(10)	2
Total Domestic Broadband Customers	32,188	32,324	(65)	5

Total Domestic Wireless Lines	6,877	5,668	289	355

Total Domestic Video Customers	13,618	15,528	(487)	(614)

Total Customer Relationships for Connectivity & Platforms decreased by 166,000 to 52.0 million, primarily reflecting decreases in Residential Connectivity & Platforms customer relationships. Total domestic broadband customer net losses were 65,000, total domestic wireless line net additions were 289,000 and total domestic video customer net losses were 487,000.

Residential Connectivity & Platforms

($ in millions)				Constant Currency Change[5]
	1st Quarter
	2024	2023	Change

Revenue
Domestic Broadband	$6,591	$6,343	3.9%	3.9%
Domestic Wireless	972	858	13.3%	13.3%
International Connectivity	1,116	897	24.4%	19.4%
Total Residential Connectivity	8,679	8,099	7.2%	6.7%
Video	6,876	7,382	(6.9%)	(7.7%)
Advertising	951	907	4.9%	3.5%
Other	1,362	1,482	(8.1%)	(9.0%)
Total Revenue	$17,868	$17,869	—%	(0.8%)

Operating Expenses
Programming	$4,405	$4,600	(4.2%)	(5.1%)
Non-Programming	6,611	6,508	1.6%	0.4%
Total Operating Expenses	$11,016	$11,108	(0.8%)	(1.9%)

Adjusted EBITDA	$6,852	$6,762	1.3%	1.1%
Adjusted EBITDA Margin	38.3%	37.8%	50 bps	60 bps

Change percentages represent year/year growth rates. Change in Adjusted EBITDA margin is presented as year/year basis point changes.

Revenue for Residential Connectivity & Platforms was consistent with the prior year period, driven by increases in domestic broadband, international connectivity, domestic wireless and advertising revenue, offset by decreases in video and other revenue. Domestic broadband revenue increased due to higher average rates. International connectivity revenue increased due to an increase in broadband revenue from higher average rates and in wireless revenue, reflecting higher sales of wireless services and devices. These increases include the positive impact of foreign currency. Domestic wireless revenue increased due to an increase in the number of customer lines. Advertising revenue increased primarily due to higher domestic political advertising, higher revenue from our advanced advertising business and the positive impact of foreign currency, partially offset by lower domestic advertising. Video revenue decreased due to a decline in the number of video customers, partially offset by an overall increase in average rates and the positive impact of foreign currency. Other revenue decreased primarily due to lower residential wireline voice revenue, driven by a decline in the number of customers.

Adjusted EBITDA for Residential Connectivity & Platforms increased due to lower operating expenses. Programming expenses decreased primarily due to a decline in the number of domestic video customers, partially offset by rate increases under our domestic programming contracts and the impact of foreign currency. Non-programming expenses increased primarily due to higher technical and support costs, the impact of foreign currency and increased direct product costs, partially offset by lower spending on marketing and promotion expenses. Adjusted EBITDA margin increased to 38.3%.

Business Services Connectivity

($ in millions)				Constant Currency Change[5]
	1st Quarter
	2024	2023	Change

Revenue	$2,407	$2,283	5.4%	5.4%
Operating Expenses	1,041	952	9.4%	9.4%
Adjusted EBITDA	$1,366	$1,332	2.6%	2.6%
Adjusted EBITDA Margin	56.7%	58.3%	(160) bps	(160) bps

Change percentages represent year/year growth rates. Change in Adjusted EBITDA margin is presented as year/year basis point changes.

Revenue for Business Services Connectivity increased due to an increase in revenue from small business customers, driven by higher average rates, and an increase in revenue from medium-sized and enterprise customers.

Adjusted EBITDA for Business Services Connectivity increased due to higher revenue, partially offset by higher operating expenses. The increase in operating expenses was primarily due to increases in direct product costs, marketing and promotion expenses, and technical and support costs. Adjusted EBITDA margin decreased to 56.7%.

Content & Experiences

($ in millions)
	1st Quarter
	2024	2023	Change
Content & Experiences Revenue
Media	$6,371	$6,152	3.6%
Studios	2,743	2,956	(7.2%)
Theme Parks	1,979	1,949	1.5%
Headquarters & Other	12	19	(36.8%)
Eliminations	(731)	(817)	10.5%
Total Content & Experiences Revenue	$10,374	$10,259	1.1%

Content & Experiences Adjusted EBITDA
Media	$827	$880	(6.1%)
Studios	244	277	(12.2%)
Theme Parks	632	658	(3.9%)
Headquarters & Other	(243)	(232)	(4.8%)
Eliminations	33	24	36.9%
Total Content & Experiences Adjusted EBITDA	$1,493	$1,607	(7.1%)

Revenue for Content & Experiences increased compared to the prior year period driven by Media and Theme Parks. Adjusted EBITDA for Content & Experiences decreased primarily due to decreases in Media, Studios and Theme Parks.

Media

($ in millions)
	1st Quarter
	2024	2023	Change
Revenue
Domestic Advertising	$2,025	$2,025	—%
Domestic Distribution	2,906	2,709	7.2%
International Networks	1,021	1,008	1.3%
Other	420	410	2.5%
Total Revenue	$6,371	$6,152	3.6%
Operating Expenses	5,545	5,272	5.2%
Adjusted EBITDA	$827	$880	(6.1%)

Revenue for Media increased primarily due to higher domestic distribution revenue. Domestic distribution revenue increased primarily due to higher revenue at Peacock, driven by an increase in paid subscribers. International networks revenue increased primarily reflecting the positive impact of foreign currency. Domestic advertising revenue was consistent primarily due to lower revenue at our networks, offset by an increase in revenue at Peacock.

Adjusted EBITDA for Media decreased due to higher operating expenses, which more than offset higher revenue. The increase in operating expenses was primarily due to higher programming costs at Peacock. Media results include $1.1 billion of revenue and an Adjusted EBITDA6 loss of $639 million related to Peacock, compared to $685 million of revenue and an Adjusted EBITDA6 loss of $704 million in the prior year period.

Studios

($ in millions)
	1st Quarter
	2024	2023	Change
Revenue
Content Licensing	$2,101	$2,344	(10.4%)
Theatrical	330	319	3.4%
Other	312	292	6.6%
Total Revenue	$2,743	$2,956	(7.2%)
Operating Expenses	2,499	2,678	(6.7%)
Adjusted EBITDA	$244	$277	(12.2%)

Revenue for Studios decreased due to lower content licensing revenue, primarily reflecting the timing of when content was made available by our film studios. Theatrical revenue increased due to the successful performance of recent releases, including Kung Fu Panda 4 and Migration, compared to theatrical releases in the prior year period, including Puss in Boots: The Last Wish and M3GAN.

Adjusted EBITDA for Studios decreased due to lower revenue, which more than offset lower operating expenses. The decrease in operating expenses primarily reflected lower programming and production expenses, mainly due to lower costs associated with the timing of when content was made available by our film studios.

Theme Parks

($ in millions)
	1st Quarter
	2024	2023	Change

Revenue	$1,979	$1,949	1.5%
Operating Expenses	1,347	1,291	4.3%
Adjusted EBITDA	$632	$658	(3.9%)

Revenue for Theme Parks increased due to higher revenue at our domestic theme parks. International theme parks revenue was consistent due to higher underlying revenue, offset by the negative impact of foreign currency.

Adjusted EBITDA for Theme Parks decreased, reflecting higher operating expenses and the negative impact of foreign currency, which more than offset higher revenue. The increase in operating expenses was primarily due to higher marketing and promotions costs.

Headquarters & Other

Content & Experiences Headquarters & Other includes overhead, personnel costs and costs associated with corporate initiatives. Headquarters & Other Adjusted EBITDA loss in the first quarter was $243 million, compared to a loss of $232 million in the prior year period.

Eliminations

Amounts represent eliminations of transactions between our Content & Experiences segments, the most significant being content licensing between the Studios and Media segments, which are affected by the timing of recognition of content licenses. Revenue eliminations were $731 million, compared to $817 million in the prior year period, and Adjusted EBITDA eliminations were a benefit of $33 million, compared to a benefit of $24 million in the prior year period.

Corporate, Other and Eliminations

($ in millions)
	1st Quarter
	2024	2023	Change
Corporate & Other
Revenue	$767	$707	8.6%
Operating Expenses	1,096	995	10.2%
Adjusted EBITDA	($329)	($288)	(14.2%)

Eliminations
Revenue	($1,358)	($1,427)	(4.8%)
Operating Expenses	(1,332)	(1,430)	(6.8%)
Adjusted EBITDA	($26)	$3	NM

NM=comparison not meaningful.

Corporate & Other

Corporate & Other primarily includes overhead and personnel costs; our Sky-branded video services and television networks in Germany; Comcast Spectacor, which owns the Philadelphia Flyers and the Wells Fargo Center arena in Philadelphia, Pennsylvania; and Xumo, our consolidated streaming platform joint venture beginning in June 2022. Corporate & Other Adjusted EBITDA decreased primarily reflecting an increase in operating expenses primarily due to higher costs related to our corporate functions, Sky and Xumo.

Eliminations

Amounts represent eliminations of transactions between Connectivity & Platforms, Content & Experiences and other businesses, the most significant being distribution of television network programming between the Media and Residential Connectivity & Platforms segments. Revenue eliminations were $1.4 billion, consistent with the prior year period, and Adjusted EBITDA eliminations were a loss of $26 million compared to a benefit of $3 million in the prior year period.

Notes:
1We define Adjusted Net Income and Adjusted EPS as net income attributable to Comcast Corporation and diluted earnings per common share attributable to Comcast Corporation shareholders, respectively, adjusted to exclude the effects of the amortization of acquisition-related intangible assets, investments that investors may want to evaluate separately (such as based on fair value) and the impact of certain events, gains, losses or other charges that affect period-over-period comparisons. See Table 5 for reconciliations of non-GAAP financial measures.
2We define Adjusted EBITDA as net income attributable to Comcast Corporation before net income (loss) attributable to noncontrolling interests, income tax expense, investment and other income (loss), net, interest expense, depreciation and amortization expense, and other operating gains and losses (such as impairment charges related to fixed and intangible assets and gains or losses on the sale of long-lived assets), if any. From time to time, we may exclude from Adjusted EBITDA the impact of certain events, gains, losses or other charges (such as significant legal settlements) that affect the period-to-period comparability of our operating performance. See Table 4 for reconciliation of non-GAAP financial measure.
3All earnings per share amounts are presented on a diluted basis.
4We define Free Cash Flow as net cash provided by operating activities (as stated in our Consolidated Statement of Cash Flows) reduced by capital expenditures and cash paid for intangible assets. From time to time, we may exclude from Free Cash Flow the impact of certain cash receipts or payments (such as significant legal settlements) that affect period-to-period comparability. Cash payments related to certain capital or intangible assets, such as the construction of Universal Beijing Resort, are presented separately in our Consolidated Statement of Cash Flows and are therefore excluded from capital expenditures and cash paid for intangible assets for Free Cash Flow. See Table 4 for reconciliation of non-GAAP financial measure.
5Constant currency growth rates are calculated by comparing the results for each comparable prior year period adjusted to reflect the average exchange rates from each current year period presented rather than the actual exchange rates that were in effect during the respective periods. See Table 6 for reconciliations of non-GAAP financial measures.
6Adjusted EBITDA is the measure of profit or loss for our segments. From time to time, we may present Adjusted EBITDA for components of our reportable segments, such as Peacock. We believe these measures are useful to evaluate our financial results and provide a basis of comparison to others, although our definition of Adjusted EBITDA may not be directly comparable to similar measures used by other companies. Adjusted EBITDA for components are generally presented on a consistent basis with the respective segments and include direct revenue and operating costs and expenses attributed to the component operations.
Numerical information is presented on a rounded basis using actual amounts. Minor differences in totals and percentage calculations may exist due to rounding.
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Conference Call and Other Information
Comcast Corporation will host a conference call with the financial community today, April 25, 2024, at 8:30 a.m. Eastern Time (ET). The conference call and related materials will be broadcast live and posted on our Investor Relations website at www.cmcsa.com. A replay of the call will be available starting at 11:30 a.m. ET on Thursday, April 25, 2024, on the Investor Relations website.

From time to time, we post information that may be of interest to investors on our website at www.cmcsa.com and on our corporate website, www.comcastcorporation.com. To automatically receive Comcast financial news by email, please visit www.cmcsa.com and subscribe to email alerts.

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Investor Contacts:		Press Contacts:
Marci Ryvicker	(215) 286-4781	Jennifer Khoury	(215) 286-7408
Jane Kearns	(215) 286-4794	John Demming	(215) 286-8011
Marc Kaplan	(215) 286-6527

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Caution Concerning Forward-Looking Statements
This press release includes statements that may constitute forward-looking statements. In evaluating these statements, readers should consider various factors, including the risks and uncertainties we describe in the “Risk Factors” sections of our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q and other reports filed with the Securities and Exchange Commission (SEC). Factors that could cause our actual results to differ materially from these forward-looking statements include changes in and/or risks associated with: the competitive environment; consumer behavior; the advertising market; consumer acceptance of our content; programming costs; key distribution and/or licensing agreements; use and protection of our intellectual property; our reliance on third-party hardware, software and operational support; keeping pace with technological developments; cyber attacks, security breaches or technology disruptions; weak economic conditions; acquisitions and strategic initiatives; operating businesses internationally; natural disasters, severe weather-related and other uncontrollable events; loss of key personnel; labor disputes; laws and regulations; adverse decisions in litigation or governmental investigations; and other risks described from time to time in reports and other documents we file with the SEC. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and involve risks and uncertainties that could cause actual events or our actual results to differ materially from those expressed in any such forward-looking statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise. The amount and timing of any dividends and share repurchases are subject to business, economic and other relevant factors.

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Non-GAAP Financial Measures
In this discussion, we sometimes refer to financial measures that are not presented according to generally accepted accounting principles in the U.S. (GAAP). Certain of these measures are considered “non-GAAP financial measures” under the SEC regulations; those rules require the supplemental explanations and reconciliations that are in Comcast’s Form 8-K (Quarterly Earnings Release) furnished to the SEC.

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About Comcast Corporation
Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company. From the connectivity and platforms we provide, to the content and experiences we create, our businesses reach hundreds of millions of customers, viewers, and guests worldwide. We deliver world-class broadband, wireless, and video through Xfinity, Comcast Business, and Sky; produce, distribute, and stream leading entertainment, sports, and news through brands including NBC, Telemundo, Universal, Peacock, and Sky; and bring incredible theme parks and attractions to life through Universal Destinations & Experiences. Visit www.comcastcorporation.com for more information.

TABLE 1
Condensed Consolidated Statements of Income (Unaudited)

	Three Months Ended
(in millions, except per share data)	March 31,
	2024	2023
Revenue	$30,058	$29,691

Costs and expenses
Programming and production	8,823	9,004
Marketing and promotion	2,018	1,963
Other operating and administrative	9,857	9,301
Depreciation	2,175	2,264
Amortization	1,376	1,513
	24,248	24,045

Operating income	5,810	5,646

Interest expense	(1,002)	(1,010)

Investment and other income (loss), net
Equity in net income (losses) of investees, net	158	485
Realized and unrealized gains (losses) on equity securities, net	(51)	(6)
Other income (loss), net	191	128
	298	607

Income before income taxes	5,105	5,243

Income tax expense	(1,328)	(1,476)

Net income	3,777	3,767

Less: Net income (loss) attributable to noncontrolling interests	(79)	(67)

Net income attributable to Comcast Corporation	$3,857	$3,834

Diluted earnings per common share attributable to Comcast Corporation shareholders	$0.97	$0.91

Diluted weighted-average number of common shares	3,992	4,227

TABLE 2
Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
(in millions)	March 31,
	2024	2023

OPERATING ACTIVITIES
Net income	$3,777	$3,767
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,551	3,777
Share-based compensation	373	359
Noncash interest expense (income), net	103	78
Net (gain) loss on investment activity and other	(164)	(517)
Deferred income taxes	(17)	82
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Current and noncurrent receivables, net	643	363
Film and television costs, net	124	13
Accounts payable and accrued expenses related to trade creditors	(446)	(651)
Other operating assets and liabilities	(97)	(43)

Net cash provided by operating activities	7,848	7,228

INVESTING ACTIVITIES
Capital expenditures	(2,630)	(2,664)
Cash paid for intangible assets	(679)	(765)
Construction of Universal Beijing Resort	(108)	(87)
Proceeds from sales of businesses and investments	274	343
Purchases of investments	(404)	(149)
Other	35	(48)

Net cash (used in) investing activities	(3,511)	(3,370)

FINANCING ACTIVITIES
Proceeds from (repayments of) short-term borrowings, net	—	(660)
Proceeds from borrowings	26	1,059
Repurchases and repayments of debt	(289)	(49)
Repurchases of common stock under repurchase program and employee plans	(2,664)	(2,176)
Dividends paid	(1,193)	(1,174)
Other	97	(82)

Net cash (used in) financing activities	(4,023)	(3,082)

Impact of foreign currency on cash, cash equivalents and restricted cash	(10)	20

Increase (decrease) in cash, cash equivalents and restricted cash	304	796

Cash, cash equivalents and restricted cash, beginning of period	6,282	4,782

Cash, cash equivalents and restricted cash, end of period	$6,586	$5,577

TABLE 3
Condensed Consolidated Balance Sheets (Unaudited)

(in millions)	March 31,	December 31,
	2024	2023
ASSETS

Current Assets
Cash and cash equivalents	$6,515	$6,215
Receivables, net	13,144	13,813
Other current assets	4,319	3,959
Total current assets	23,978	23,987

Film and television costs	12,757	12,920

Investments	9,548	9,385

Property and equipment, net	59,918	59,686

Goodwill	58,668	59,268

Franchise rights	59,365	59,365

Other intangible assets, net	27,063	27,867

Other noncurrent assets, net	12,304	12,333

	$263,601	$264,811
LIABILITIES AND EQUITY

Current Liabilities
Accounts payable and accrued expenses related to trade creditors	$11,792	$12,437
Accrued participations and residuals	1,583	1,671
Deferred revenue	3,446	3,242
Accrued expenses and other current liabilities	11,834	11,613
Current portion of debt	2,502	2,069
Advance on sale of investment	9,167	9,167
Total current liabilities	40,324	40,198

Noncurrent portion of debt	94,071	95,021

Deferred income taxes	25,978	26,003

Other noncurrent liabilities	19,935	20,122

Redeemable noncontrolling interests	243	241

Equity
Comcast Corporation shareholders' equity	82,549	82,703
Noncontrolling interests	500	523
Total equity	83,049	83,226

	$263,601	$264,811

TABLE 4

Reconciliation from Net Income Attributable to Comcast Corporation to Adjusted EBITDA (Unaudited)

	Three Months Ended March 31,

(in millions)	2024	2023
Net income attributable to Comcast Corporation	$3,857	$3,834
Net income (loss) attributable to noncontrolling interests	(79)	(67)
Income tax expense	1,328	1,476
Interest expense	1,002	1,010
Investment and other (income) loss, net	(298)	(607)
Depreciation	2,175	2,264
Amortization	1,376	1,513
Adjustments (1)	(6)	(8)
Adjusted EBITDA	$9,355	$9,415

Reconciliation from Net Cash Provided by Operating Activities to Free Cash Flow (Unaudited)

	Three Months Ended March 31,

(in millions)	2024	2023
Net cash provided by operating activities	$7,848	$7,228
Capital expenditures	(2,630)	(2,664)
Cash paid for capitalized software and other intangible assets	(679)	(765)
Free Cash Flow	$4,538	$3,800

Alternate Presentation of Free Cash Flow (Unaudited)

	Three Months Ended March 31,

(in millions)	2024	2023
Adjusted EBITDA	$9,355	$9,415
Capital expenditures	(2,630)	(2,664)
Cash paid for capitalized software and other intangible assets	(679)	(765)
Cash interest expense	(731)	(766)
Cash taxes	(349)	(148)
Changes in operating assets and liabilities	(940)	(1,731)
Noncash share-based compensation	373	359
Other (2)	140	99
Free Cash Flow	$4,538	$3,800

(1)	1st quarter 2024 and 2023 Adjusted EBITDA excludes $(6) and $(8) million of other operating and administrative expenses, respectively, related to our investment portfolio.

(2)	1st quarter 2024 and 2023 include adjustments of $(6) and $(8) million, respectively, of costs related to our investment portfolio as these amounts are excluded from Adjusted EBITDA.

TABLE 5

Reconciliations of Adjusted Net Income and Adjusted EPS (Unaudited)

	Three Months Ended March 31,

	2024		2023
(in millions, except per share data)
	$	EPS	$	EPS

Net income attributable to Comcast Corporation and diluted earnings per share attributable to Comcast Corporation shareholders	$3,857	$0.97	$3,834	$0.91
Change	0.6%	6.5%

Amortization of acquisition-related intangible assets (1)	437	0.11	431	0.10
Investments (2)	(123)	(0.03)	(389)	(0.09)

Adjusted Net income and Adjusted EPS	$4,171	$1.04	$3,877	$0.92
Change	7.6%	13.9%

(1)Acquisition-related intangible assets are recognized as a result of the application of Accounting Standards Codification Topic 805, Business Combinations (such as customer relationships), and their amortization is significantly affected by the size and timing of our acquisitions. Amortization of intangible assets not resulting from business combinations (such as software and acquired intellectual property rights used in our theme parks) is included in Adjusted Net Income and Adjusted EPS.

	Three Months Ended March 31,
	2024	2023
Amortization of acquisition-related intangible assets before income taxes	$569	$556
Amortization of acquisition-related intangible assets, net of tax	$437	$431
(2)Adjustments for investments include realized and unrealized (gains) losses on equity securities, net (as stated in Table 1), as well as the equity in net (income) losses of investees, net, for certain equity method investments, including Atairos and Hulu and costs related to our investment portfolio.

	Three Months Ended March 31,
	2024	2023
Realized and unrealized (gains) losses on equity securities, net	$51	$6
Equity in net (income) losses of investees, net and other	(215)	(521)
Investments before income taxes	(164)	(515)
Investments, net of tax	($123)	($389)

TABLE 6
Reconciliation of Constant Currency (Unaudited)

	Three Months Ended March 31, 2023

(in millions)	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Connectivity & Platforms Constant Currency

Connectivity & Platforms Revenue
Residential Connectivity & Platforms	$17,869	$135	$18,004
Business Services Connectivity	2,283	1	2,284
Total Connectivity & Platforms Revenue	$20,153	$134	$20,287

Connectivity and Platforms Adjusted EBITDA
Residential Connectivity & Platforms	$6,762	$18	$6,780
Business Services Connectivity	1,332	—	1,332
Total Connectivity & Platforms Adjusted EBITDA	$8,093	$18	$8,111

Connectivity & Platforms Adjusted EBITDA Margin
Residential Connectivity & Platforms	37.8%	(10) bps	37.7%
Business Services Connectivity	58.3%	— bps	58.3%
Total Connectivity & Platforms Adjusted EBITDA Margin	40.2%	(20) bps	40.0%

	Three Months Ended March 31, 2023

(in millions)	As Reported	Effects of Foreign Currency	Constant Currency Amounts
Reconciliation of Residential Connectivity & Platforms Constant Currency

Revenue
Domestic broadband	$6,343	$—	$6,343
Domestic wireless	858	—	858
International connectivity	897	38	935
Total residential connectivity	$8,099	$37	$8,136
Video	7,382	69	7,451
Advertising	907	12	919
Other	1,482	15	1,497
Total Revenue	$17,869	$135	$18,004

Operating Expenses
Programming	$4,600	$42	$4,642
Non-Programming	6,508	75	6,583
Total Operating Expenses	$11,108	$116	$11,224

Adjusted EBITDA	$6,762	$18	$6,780
Adjusted EBITDA Margin	37.8%	(10) bps	37.7%